Filed Pursuant to Rule 424(b)(5)

Registration No. 333-259909

AMENDMENT NO. 1 DATED AUGUST 2, 2022

To Prospectus Supplement dated March 24, 2022
(To Prospectus Dated October 21, 2021)

$15,000,000

Common Stock

We previously entered into a certain sales agreement, or the sales agreement, with H.C. Wainwright & Co., LLC, or Wainwright, acting as sales agent. As of August 2, 2022, we have sold 6,865,836 shares of our common stock for gross proceeds of $7.7 million under the sales agreement pursuant to our prospectus dated October 21, 2021, as supplement by the prospectus supplement dated March 24, 2022, or the Prospectus, which leaves $7.3 million of common stock available under the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3, calculated based on 15,863,737 shares of our outstanding common stock held by non-affiliates on June 28, 2022 at a price of $1.61 per share, the closing price of our common stock on May 23, 2022, was $25,540,616. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have sold $7.2 million of common stock pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the sales agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to approximately $1.3 million from time to time through Wainwright.

Our common stock is traded on the Nasdaq Global Market under the symbol “AEMD.” On August 2, 2022, the last reported sale price of our common stock was $1.99 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 4 of the Prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is August 2, 2022.